Western Alliance Bancorporation Announces $300 Million Share Repurchase Program
Company Release – 9/12/2025
PHOENIX--(BUSINESS WIRE)-- Western Alliance Bancorporation (NYSE: WAL) today announced its Board of Directors authorized the repurchase of up to $300 million of the Company’s shares of common stock. There is no expiration date for the share repurchase program.
“Western Alliance’s strong business momentum, expanding profitability, and fortified capital position provide the flexibility to return excess capital to shareholders through opportunistic share repurchases aimed at mitigating share price volatility,” said Kenneth A. Vecchione, President and Chief Executive Officer. “Our robust capital generation gives us confidence in our ability to achieve our previously stated balance sheet growth objectives, while enhancing total shareholder returns through these actions.”
Shares may be purchased through open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Any open market repurchases will be conducted in accordance with the limitations set forth in Rule 10b-18. The timing and price of repurchases as well as the actual number of shares repurchased under the program will be at the discretion of the Company and will depend on a variety of factors, including general market conditions, the stock price, regulatory requirements and limitations, corporate liquidity requirements and priorities, and other factors. The Company may, in the sole discretion of the Board, terminate the Repurchase Program at any time while it is in effect.
Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements with regard to potential future repurchases of common stock and the potential impact thereof. These forward-looking statements are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, including the possibility that Western Alliance Bancorporation does not repurchase shares of its common stock and the other risks and uncertainties described in Western Alliance Bancorporation’s reports filed with the Securities and Exchange Commission.
About Western Alliance Bancorporation
With more than $85 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. Through its primary subsidiary, Western Alliance Bank, Member FDIC, clients benefit from a full spectrum of tailored commercial banking solutions and consumer products, all delivered with outstanding service by industry experts who put customers first. Major accolades include being ranked as a top U.S. bank in 2024 by American Banker and Bank Director and receiving #1 rankings on Extel’s (formerly Institutional Investor’s) All-America Executive Team Midcap Banks 2024 for Best CEO, Best CFO and Best Company Board of Directors. Serving clients across the country wherever business happens, Western Alliance Bank operates individual, full-service banking and financial brands with offices in key markets nationwide. For more information, visit Western Alliance Bancorporation.
Investors:
Miles Pondelik, 602-346-7462
Email: MPondelik@westernalliancebank.com
Media:
Stephanie Whitlow, 480-998-6547
Email: SWhitlow@westernalliancebank.com
Source: Western Alliance Bancorporation